Exhibit 99.1

   The St. Joe Company Reports Full Year 2005 Net Income of $1.66 Per Share, Including $0.08 Per Share Charge for Sale of Advantis, a Per-Share Increase of
                                   42 Percent

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Feb. 8, 2006--The St. Joe Company (NYSE:JOE):


   Fourth Quarter Net Income was $37.2 Million, or $0.49 Per Share,
                  A Per-Share Increase of 32 Percent

     JOE Sets Full-Year 2006 Guidance at $1.70 to $2.15 Per Share

 JOE Residential Land-Use Entitlements in Hand or in Process Increase
    21 Percent from the Third Quarter to Approximately 41,700 Units


    The St. Joe Company (NYSE:JOE) today announced that its Net Income for the full year 2005 was $126.6 million, or $1.66 per share, compared with $90.1 million, or $1.17 per share, for the full year 2004, a per-share increase of 42 percent. Results for the year include an after-tax charge of $5.9 million, or $0.08 per share, resulting from the sale of JOE's subsidiary, Advantis Real Estate Services Company. All per share references in this release are presented on a fully diluted basis.
    Fourth quarter 2005 Net Income was $37.2 million, or $0.49 per share, compared with $28.1 million, or $0.37 per share, for the fourth quarter of 2004, a per-share increase of 32 percent.

    JOE Pleased With Progress, Results in 2005

    "We are pleased with our 2005 performance, especially considering the challenges we faced in the third and fourth quarters," said JOE chairman and CEO Peter S. Rummell. "JOE's increasing product diversity, expanding pipeline of land-use entitlements, low-basis land holdings and strong balance sheet are allowing us to respond in an ever-changing marketplace. Our entitlements strategy over the past several years has provided JOE the ability to develop a growing menu of real estate products that is expanding our reach to broader market segments. Product diversity is becoming one of JOE's primary competitive advantages."

    Resort Residential Sales Slowed and Primary Residential Stable in Second Half of 2005

    "Traffic and sales activity did slow in the third and fourth quarters, particularly in our resort residential projects," said Rummell. "We think an active hurricane season certainly played a role."
    "Traffic and activity at our resort towns began to pick up somewhat over the holidays, and we are looking forward to the spring market with cautious optimism," said Rummell. "However, resort sales have remained slow thus far in the first quarter, traditionally the off-season for Northwest Florida. We do not expect a return to the fevered market of the past few years, but a return to something closer to the historical norm. If anything, some of the speculators may have exited, and the market ahead may be less heated, but more sustainable."
    "Primary residential sales were stable in our more mature markets in Jacksonville, Orlando, Tallahassee and the Mid-Atlantic," said Rummell. "In some projects, such as Victoria Park, we have seen a shift in demand to higher price points, and we are working to reconfigure our development pipeline to accommodate the changing market. In other markets, such as Jacksonville, we are nearing the transition from the completion of a successful project, St. Johns Golf & Country Club, to the introduction of a very exciting major project, RiverTown."
    "We enter 2006 in a strong position, and we are very excited about the next generation of projects that we have coming on-line later this year, including WaterSound, WindMark Beach, RiverTown and Perico Island," said Rummell. "We believe these projects will create significant shareholder value."

    JOE Remains Focused on Long-Term Value Creation

    "I am particularly proud of our management team's continued focus on long-term value creation," said Rummell. "We have said for many years that JOE's unique advantages give us the ability to focus on long-term value creation, rather than short-term market fluctuations. We have remained disciplined in a slowing market - and I believe our discipline will benefit those investing in JOE for the long-term. We see a market returning to a more sustainable growth pattern going forward."
    "Many developers might feel pressure to do any deal they could in a slowing market," said Rummell. "But because of JOE's unique advantages - including essentially no holding costs for our low-basis land - we don't succumb to such pressure. Unlike many developers, we are not a prisoner of land priced at retail and often financed with debt. We have the flexibility and discipline to remain focused on long-term value creation."
    "We are becoming much more diversified in terms of land use, price points, customer base and location within Florida," said Rummell. "We have leveraged our ability to gain land use entitlements to develop products for the resort, primary residential, second home, multi-family, retail, commercial and industrial markets. We now have significant projects and products in many different Florida markets, including Northwest Florida, Tallahassee, Jacksonville, Orlando and Southwest Florida. We have also begun to diversify our customer base, from individual homeowners to national homebuilders; from local Florida buyers to transitioning Baby Boomers; from local commercial developers to regional and national developers."
    "With a strong demand for primary homes in Northwest Florida and in other parts of the state, we see an opportunity to grow production of primary residential home sites," said Rummell. "National homebuilders seek well-placed land with low entitlements risk. In 2005, we entered into our first contracts in Northwest Florida with D.R. Horton and David Weekley Homes. We see growing interest from other national homebuilders. Because of our low-basis land holdings and expertise in the entitlements process, JOE is well positioned to create significant value as we assume the entitlements risk the national homebuilders wish to avoid."
    "Working with national homebuilders in Northwest Florida has many benefits for JOE," said Rummell. "First, it will help us bring the region to a critical mass, in terms of the number of rooftops. Second, our commercial strategy is becoming increasingly important. The arrival of the national homebuilders should help accelerate our commercial land sales because more rooftops require more services. At the same time, the additional activity brings subcontractors to the region to help JOE deliver its products and projects."

    Residential and Commercial Entitlements Show Significant Growth

    "The complex and time-consuming process of gaining entitlements in Florida is a unique strength for JOE and a barrier to entry for many other developers and homebuilders," said Kevin M. Twomey, JOE's president and COO. "We have built a core competency and advanced our planning pace, methodology and sophistication in the most difficult aspects of the entitlements process: large-scale, long-term entitlements that sometimes require years for approval. But the yield from this strategy is better planning and greater value, more diversity and increased flexibility over the more traditional piece-meal approach."
    During the fourth quarter, JOE's residential land-use entitlement pipeline increased significantly to approximately 41,700 units, covering a broad spectrum of potential products, markets and price points. At the end of the third quarter, JOE reported approximately 34,500 residential units in hand or in process and at December 31, 2004, approximately 29,500 units.
    In addition, at the end of the fourth quarter, JOE had approximately 14.6 million square feet of commercial land-use entitlements in hand or in process, plus an additional 600 acres zoned for commercial uses. In many cases the JOE commercial entitlement pipeline includes entitlements measured by building size with the underlying acreage left to be determined. In others, specific acres are entitled, but with the square footage left to be determined.
    "This growing inventory of commercial entitlements is another reflection of the sophistication of JOE's mix-used entitlements and planning strategy. We are well-positioned to capture retail, office and industrial opportunities that are created by the increasing residential activity in the region. Along with the residential entitlements, this commercial pipeline has been building for several years and represents another storehouse of value."
    "JOE's strategic planning process is centered on large scale and long-term entitlements," said Twomey. "Securing land-use entitlements using Florida's large scale entitlements process, called Development of Regional Impact (DRIs) or Detailed Specific Area Plans (DSAPs), are difficult processes that many competitors can't or are reluctant to pursue. But the results are large projects with a decade or more of value creation potential and more flexible conversion from one use to another. Fortunately this same approach also benefits the quality of product, the experience of the future residents and the quality of life in the region."
    "We believe our strategic planning approach produces town, resort, rural and commercial entitlements that are better planned and products that command higher demand and better pricing," said Twomey.

    JOE as a Proxy for Florida

    "In a certain respect, when you invest in JOE, you invest in the future of Florida," said Rummell. "Considering the population growth projected for Florida over the next 25 years, we believe our prospects are very strong."
    "Florida's growth rate has ranked among the top seven states in every decade since the 1920's," said Rummell. "In most decades it has ranked in the top four. In the first four years of this decade, Florida's population increased by more than 1.7 million. The Census Bureau predicts Florida's population will increase to nearly 28.7 million by 2030 - an increase of nearly 12.7 million people from 2000."
    "Florida's growth rate will obviously have a tremendous impact on the state's real estate markets," said Rummell. "But this impact is likely to be fueled by the migration of Baby Boomers to vacation, second and retirement homes in Florida. If the state's population grows at the rate expected, millions of new residential units will be required to house the new residents. Many of these Baby Boomers will come to Florida as 'splitters,' part-time residents who split their time between two or more primary homes. Overall, this massive demographic shift, triggered by Baby Boomer migration, is just beginning. It is expected to continue for 20 or more years."
    "So from our perspective, JOE's fundamental value creation proposition remains as sound as ever," said Rummell. "We continue to believe the best is yet to come. As JOE continues to mature as a company, we are very pleased with where we are."


                             2006 OUTLOOK

    "Our outlook for 2006 reflects both increased opportunity and greater near-term uncertainty," said JOE's CFO Anthony M. Corriggio. "We anticipate that the year's results will reflect positive contributions from new residential products and projects as well as continued solid performance from JOE's primary home communities. However, the year's results are also expected to reflect the effects of the recent slowdown in sales of existing resort residential product. We continue to expect solid contributions from the St. Joe Land Company and from St. Joe Commercial."
    "We anticipate that this year's results will further illustrate the increasing breadth of our real estate product offerings," said Corriggio. "Over the past several years, JOE has made solid progress securing a wide range of residential and commercial entitlements for our low-basis land holdings. We expect our 2006 results to begin to reflect this progress, with new product and sale opportunities coming to fruition in each of JOE's business segments."

    Towns & Resorts

    "JOE's Towns & Resorts segment is expected to again drive the majority of JOE's earnings as sales continue at our existing developments, new projects begin sales, and national homebuilders become increasingly active customers," said Corriggio.
    "We expect primary housing demand to maintain its relative strength across the range of product types and geography of our operations," said Corriggio. "However, the possible residual effects of 2005's record hurricane season and a subsequent increase in resale supply have added some uncertainty to the timing of the rebound of resort residential sales. We continue to view these factors as temporary, but meaningful influences on near-term earnings from this product line. As we are currently in Northwest Florida's off-season, we anticipate gaining greater visibility for resort sales as the region enters its primary selling season in the second and third quarters."
    "During the second half of the year, we expect that major new projects will begin to add to earnings, including WaterSound and WindMark Beach in Northwest Florida and Perico Island near Sarasota," said Corriggio. "Sales are also expected to begin later in 2006 at RiverTown, the 4,500-unit master planned community on the St. Johns River near Jacksonville. Only a small number of closings are currently expected at RiverTown in the fourth quarter of 2006."
    "Towns & Resorts results will also likely show increased sales to national and regional homebuilders," said Corriggio. "We have active discussions underway with several major homebuilders, and we are exploring how they might participate at various projects in Northwest Florida as well as other locations within the state. We expect these efforts will result in sales and income this year, but because of the many variables involved, it is difficult to predict their amount and timing."

    St. Joe Commercial

    "We expect JOE's commercial segment to continue building momentum this year," said Corriggio. "JOE Commercial delivers value with its portfolio of investment buildings, commerce and light industrial parks, sales to apartment and condominium developers, and sales to retail developers. Looking ahead, JOE Commercial has a significant number of scheduled and potential sales, some of which are quite large. We are very excited about the potential, but again, great variability exists with respect to timing."

    St. Joe Land Company

    "We expect St. Joe Land Company to continue its solid performance in 2006," said Corriggio. "We are refining our segmentation strategy for our rural land products, and our new products, WhiteFence Farms and Florida Ranches, will be coming to market mid- to late-year. We expect the Land Company's creative approach to rural land sales should provide another level of diversification in our real estate product portfolio."

    Projections for Full-Year 2006

    "Considering the opportunity and uncertainty in the year ahead, we are projecting earnings for 2006 of $1.70 to $2.15 per share," said Corriggio. "This range reflects the `lumpy' nature of earnings and cash flows inherent to the land development business and the variability that exists regarding the timing of several transactions. We anticipate a slower start in 2006 with the majority of earnings occurring later in the year."


                             ENTITLEMENTS

    "It is important to remember that JOE is first and foremost a large-scale developer and land owner," said Corriggio. "Our homebuilding operations and sales to third-party homebuilders are two important sources of revenue and customers. However, JOE also continues to plan and deliver entitlements for an increasingly diverse set of land uses including retail, office, industrial, apartment, marina and hotel uses. Such entitlements are indicators of future value for JOE. Along with infrastructure improvements, the primary driver of incremental value for our land (and ultimately value for our shareholders) is securing these entitlements for higher and better uses of our land. This value is crystallized through sales and earnings, but the increase in value is created prior to its monetization."
    On December 31st, JOE owned approximately 838,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 338,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 500,000 acres outside the 10-mile coastal perimeter, including approximately 48,000 acres in southwest Georgia.
    At the end of 2005, JOE had land use entitlements in hand or in process for approximately 41,700 residential units and 14.6 million square feet of commercial space, with an additional 600 acres zoned for commercial uses.
    A number of projects or portions of projects are moving through the entitlements process specifically targeted for national homebuilder customers. Each also creates commercial opportunities.
    Table 1 summarizes JOE's Florida residential and mixed-use projects with land-use entitlements as of December 31, 2005. This table includes multifamily projects, which are marketed by our commercial group. Also detailed in the table are commercial entitlements, in terms of square feet, that are entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.


                                Table 1
                 Summary of Land-Use Entitlements (1)
       Active JOE Residential and Mixed-Use Projects in Florida
                           December 31, 2005
                                                           Residential
                                                           Units Sold
                                       Project    Project     Since
      Project            County         Acres    Units(2)   Inception
      -------            ------        -------   --------  -----------

In Development: (3)
------------------------
Artisan Park (4)        Osceola            175        616         288
Bridgeport              Gulf                15         37          31
Cutter Ridge            Franklin            10         25          --
Glades                  Bay                 26        360         240
Hawks Landing           Bay                 88        168          --
Landings at Wetappo     Gulf               113         24           7
Palmetto Trace          Bay                141        481         379
Paseos (4)              Palm Beach         175        325         256
RiverCamps on Crooked
 Creek                  Bay              1,491        408         175
Rivercrest (4)          Hillsborough       413      1,382       1,032
RiverSide at Chipola    Calhoun            120         10           2
SouthWood               Leon             3,370      4,770       1,463
St. Johns Golf &
 Country Club           St. Johns          820        799         724
The Hammocks            Bay                133        457         414
SummerCamp              Franklin           762        499          64
Victoria Park           Volusia          1,859      4,200         867
WaterColor              Walton             499      1,140         860
WaterSound Beach        Walton             256        511         406
WaterSound West Beach   Walton              62        199          10
WaterSound              Walton           1,402      1,330          --
WindMark Beach          Gulf             2,020      1,662         104
                                       -------   --------  -----------
     Subtotal                           13,950     19,403       7,322
                                       -------   --------  -----------

In Pre-Development: (3)
------------------------
Bayview Estates         Gulf                30        120          --
Boggy Creek             Bay                630        400          --
Camp Creek Golf
 Cottages               Walton              10        102          --
College Station         Bay                567        800          --
East Lake Creek         Bay                 81        533          --
East Lake Powell        Bay                181        360          --
Hills Road              Bay                 30        356          --
Howards Creek           Gulf                 8         33          --
Laguna Beach East       Bay                 20        320          --
Long Avenue             Gulf                10         30          --
ParkPlace               Bay                118        257          --
ParkSide                Bay                 48        480          --
Perico Island (5)       Manatee            352        686          --
Pier Park North         Bay                 57        460          --
Pier Park Timeshare     Bay                 13        125          --
Port St. Joe Millsite
 Area                   Gulf               170        598          --
Powell Adams            Bay                 32      1,425          --
RiverCamps on Sandy
 Creek                  Bay              6,500        624          --
RiverTown               St. Johns        4,170      4,500          --
Sabal Island            Gulf                56         19          --
Timber Island (6)       Franklin            49        458          --
Topsail                 Walton             115        627          --
Wavecrest               Bay                  7         95          --
WestBay Corners         Bay                100        524          --
WestBay DSAP Future
 Phases                 Bay             15,089      5,628          --
WestBay Landing         Bay                950        214          --
WhiteFence Farms, Red
 Hills                  Leon               373         50          --
                                       -------   --------  -----------
     Subtotal                           29,766     19,824          --
                                       -------   --------  -----------
Total                                   43,716     39,227       7,322
                                       =======   ========  ===========


                                Residential     Total      Remaining
                               Units Under   Residential  Commercial
                                Contract as     Units    Entitlements
      Project                   of 12/31/05   Remaining    (Sq. Ft.)
      -------                  ------------  ----------  -------------

In Development: (3)
------------------------
Artisan Park (4)                       210          118            --
Bridgeport                               5            1            --
Cutter Ridge                            --           25            --
Glades                                 120           --            --
Hawks Landing                           83           85            --
Landings at Wetappo                     --           17            --
Palmetto Trace                          38           64            --
Paseos (4)                              67            2            --
RiverCamps on Crooked
 Creek                                   2          231            --
Rivercrest (4)                         347            3            --
RiverSide at Chipola                    --            8            --
SouthWood                              151        3,156     5,449,660
St. Johns Golf & Country
 Club                                   22           53            --
The Hammocks                            40            3            --
SummerCamp                               1          434        25,000
Victoria Park                          138        3,195       854,254
WaterColor                               3          277        47,600
WaterSound Beach                         1          104        29,000
WaterSound West Beach                    1          188            --
WaterSound                              --        1,330       457,380
WindMark Beach                          --        1,558        75,000
                               ------------  ----------  -------------
     Subtotal                        1,229       10,852     6,937,894
                               ------------  ----------  -------------

In Pre-Development: (3)
------------------------
Bayview Estates                         --          120            --
Boggy Creek                             --          400            --
Camp Creek Golf Cottages                --          102            --
College Station                         --          800            --
East Lake Creek                         --          533            --
East Lake Powell                        --          360            --
Hills Road                              --          356            --
Howards Creek                           --           33            --
Laguna Beach East                       --          320            --
Long Avenue                             --           30            --
ParkPlace                               --          257            --
ParkSide                                --          480            --
Perico Island (5)                       --          686         9,000
Pier Park North                         --          460       190,000
Pier Park Timeshare                     --          125            --
Port St. Joe Millsite
 Area                                   --          598       431,663
Powell Adams                            --        1,425            --
RiverCamps on Sandy
 Creek                                  --          624            --
RiverTown                               --        4,500       500,000
Sabal Island                            --           19            --
Timber Island (6)                       --          458        14,500
Topsail                                 --          627       300,000
Wavecrest                               --           95            --
WestBay Corners                         --          524        50,000
WestBay DSAP Future
 Phases                                 --        5,628     4,330,000
WestBay Landing                         --          214            --
WhiteFence Farms, Red
 Hills                                  --           50            --
                               ------------  ----------  -------------
     Subtotal                           --       19,824     5,825,163
                               ------------  ----------  -------------

Total                              1,229(7)    30,676(7) 12,763,057(8)
                               ============  ==========  =============

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.

(2) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units or square feet to be constructed at full build-out may be lower than the number entitled or currently expected.

(3) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.

(4) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.

(5) JOE has an option to purchase the land for this project.

(6) Timber Island entitlements include 58 residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.

(7) Excludes our Mid-Atlantic region that includes activity in North Carolina and South Carolina where we are primarily engaged in homebuilding, and not in obtaining entitlements. As of December 31, 2005, the Mid-Atlantic region had 217 housing units under contract.

(8) Represents the remaining square feet with land use entitlements as designated in a development order or expected given the existing property land use or zoning and present plans. Commercial entitlements include retail, office and industrial uses.
    Industrial uses total 6,128,381 square feet including SouthWood, RiverTown and the West Bay DSAP.


    Table 2 summarizes JOE's Florida residential and mixed-use projects in the entitlements process as of December 31, 2005. Also detailed in the table are commercial entitlements, in terms of square feet, that are to be entitled as part of JOE's mixed-use projects. These commercial entitlements include retail, office and industrial uses.


                                Table 2
            Proposed JOE Residential and Mixed-Use Projects
          In the Land-Use Entitlement Process in Florida (1)
                           December 31, 2005

                                                           Estimated
                                               Estimated   Commercial
                                      Project   Project   Entitlements
      Project            County        Acres   Units (2) (Sq. Ft.) (2)
      -------            ------       -------  --------- -------------
BonfireBeach            Bay              550        750        56,000
Breakfast Point         Bay            1,419      3,100       635,000
Bridgeport II           Gulf               6         95            --
Carrabelle East         Franklin         200        600            --
DeerPoint Cedar Grove   Bay              617        750            --
Songbird                Wakulla            9         90            --
SouthSide               Leon           1,625      2,800     1,150,000
St. James Island
 McIntyre               Franklin       1,704        340            --
St. James Island
 RiverCamps             Franklin       2,500        500            --
St. James Island
 Granite Point          Franklin       1,000      2,000            --
Wetappo Creek           Gulf              57         45            --
                                      -------  --------- -------------
Total                                  9,687     11,070     1,841,000
                                      =======  ========= =============

(1) A project is deemed to be in the land use entitlement process when customary steps necessary for the preparation and submittal of an application, like conducting pre-application meetings or similar discussions with governmental officials, have commenced and/or an application has been filed. All projects listed have significant entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.

(2) The actual number of units or square feet to be constructed at full build-out may be lower than the number ultimately entitled.


    Table 3 summarizes JOE's Florida commercial projects with land-use entitlements as of December 31, 2005. This table represents additional commercial entitlements not included in Tables 1 and 2 above.


                                Table 3
      Summary of Additional Commercial Land-Use Entitlements (1)
      (Commercial Projects Not Included in Tables 1 and 2 Above)
                Active JOE Florida Commercial Projects
                           December 31, 2005

                                                 Acres Under
                                     Acres Sold   Contract     Total
                             Project    Since       As of      Acres
      Project        County   Acres   Inception   12/31/05   Remaining
      -------        ------  ------- ----------- ----------- ---------
Airport Commerce     Leon        40          --          --        40
Alf Coleman Retail   Bay         24          --          14        10
Beach Commerce       Bay        161         138           2        21
Beach Commerce II    Bay        115          --          --       115
Beckrich Office
 Park                Bay         12           8          --         4
Beckrich Retail      Bay         45          19          --        26
Cedar Grove
 Commerce            Bay         72          --          --        72
Glades Retail        Bay         14          --          --        14
Gulf Boulevard       Bay         76          22          --        54
Hammock Creek
 Commerce            Gadsden    114          27          --        87
Laguna Beach West    Bay         57          --          --        57
Mill Creek Commerce  Bay         32          --          --        32
Nautilus Court       Bay         11           4          --         7
Port St. Joe
 Commerce II         Gulf        40           9          --        31
Powell Hills Retail  Bay         44          --          44        --
South Walton
 Commerce            Walton      39          14          --        25
                             ------- ----------- ----------- ---------
Total                           896          241         60       595
                             ======= =========== =========== =========

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge. Includes significant JOE projects that are either operating, under development or in the pre-development stage.



                                WESTBAY

    Panama City - Bay County International Airport Relocation

    In January 2006, the Panama City - Bay County Airport and Industrial District (Airport Authority) indicated that the Airport Authority and the Federal Aviation Administration (FAA) will be conducting additional analysis over the next several months on the redevelopment of the existing airport site for non-airport uses. The Airport Authority stated this additional work will result in a delay in the release of the Final Environmental Impact Statement (EIS), now expected in May of 2006, and the subsequent FAA Record of Decision, now expected in September of 2006.
    The Airport Authority also said that no legal challenges were made to the permits from the State of Florida necessary for the relocation of the Airport. All challenge periods for the state permits for the airport relocation have now expired.
    A number of additional steps remain before construction of the airport can begin, including approval by the U.S. Army Corps of Engineers and other federal, state and local regulatory agencies as well as funding from federal, state and Airport Authority sources.


                DIVIDENDS AND STOCK REPURCHASE PROGRAM

    A quarterly cash dividend of $0.16 per share of common stock was paid on December 30th to shareholders of record at the close of business on December 15, 2005.
    On December 31st, 74,928,290 JOE shares were outstanding. The number of weighted-average diluted shares in the fourth quarter of 2005 was 75,537,965.
    During the fourth quarter of 2005, JOE expended an aggregate of $68.5 million for dividends and the acquisition of its shares. JOE acquired 867,768 of its shares at a cost of $56.6 million, an average price of $65.24 per share. On December 6th, JOE's Board of Directors approved an additional $150 million stock repurchase authorization. At December 31st, approximately $153.5 million remained of the company's stock repurchase authorizations including $3.5 million remaining from a prior authorization and $150 million from the most recent authorization.
    Table 4 summarizes the company's stock repurchase activity from 1998 through December 31, 2005.


                                Table 4
                       Stock Repurchase Activity
                       Through December 31, 2005

                           Shares
           --------------------------------------
                                                  Total Cost
                                                     (in      Average
 Period     Purchased Surrendered (1)    Total     millions)   Price
 ------     --------- -------------    ---------   ---------  -------

1998        2,574,200       11,890     2,586,090      $55.5    $21.41
1999        2,843,200       11,890     2,855,090       69.5     24.31
2000        3,517,066           --     3,517,066       80.2     22.78
2001        7,071,300       58,550     7,129,850      176.0     24.67
2002        5,169,906      256,729     5,426,635      157.6     29.03
2003        2,555,174      812,802     3,367,976      102.9     30.55
2004        1,561,565      884,633     2,446,198      105.0     42.90
2005        1,705,000       68,648     1,773,648      124.8     70.33
 ------     --------- -------------    ---------   ---------  -------
Total/
 Weighted
 Average   26,997,411    2,105,142    29,102,553     $871.6    $29.92
           ========== =============   ==========   =========  =======

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options or taxes due on the vesting of restricted stock.


    "We continue to view our dividend and repurchase program as an important contributor to shareholder value," said Corriggio. "The total amount of capital distributed to shareholders in 2005 via share repurchases and dividends was approximately $170.0 million. For 2006 we are setting our dividend and repurchase program benchmark at $125 million to $175 million."


                            SEGMENT RESULTS

ST. JOE TOWNS & RESORTS
-----------------------

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's residential and resort development segment, was $37.5 million for the fourth quarter of 2005, compared with $24.7 million in the fourth quarter last year. Pretax income from continuing operations for the year 2005 was $137.1 million, compared to $99.9 million for the year ended 2004. These results exclude income from unconsolidated affiliates.
    In the fourth quarter, St. Joe Towns & Resorts closed on the sales of 624 units and generated revenues from housing and home sites of $186.9 million, compared to 598 units and $161.5 million in the fourth quarter of 2004. For the year 2005, St. Joe Towns & Resorts closed on the sales of 2,198 units and generated revenues from housing and home sites of $662.7 million, compared to 2,074 units and $571.8 million in revenue in 2004.
    JOE accepted contracts for 286 homes and 96 homes sites in the fourth quarter of 2005, compared to 363 homes and 82 units in the fourth quarter a year ago. JOE accepted contracts for 1,653 homes and 401 homes sites in 2005, compared to 1,883 homes and 338 units in 2004.
    The majority of profit on multifamily closings occurring this quarter was recognized in previous quarters due to the use of percentage of completion accounting.
    At the end of the year, a total of six completed homes and 60 resort home sites had been released for sale but remained in inventory at WaterColor, WaterSound Beach, WaterSound West Beach and SummerCamp.
    Tables 5 and 6 summarize sales activity for St. Joe Towns & Resorts for the fourth quarter and full year of 2005 compared to the same periods in 2004.


                                Table 5
                        St. Joe Towns & Resorts
                            Sales Activity
                         For the Three Months
                          Ended December 31,
                            ($ in millions)

                    2005                            2004
       ------------------------------- -------------------------------
        Number          Cost of         Number          Cost of
       of Units          Sales  Gross  of Units          Sales  Gross
        Closed  Revenue   (1)   Profit  Closed  Revenue   (1)   Profit
       -------- ------- ------- ------ -------- ------- ------- ------
Home
 Sites
 (2)       107   $27.4    $8.8  $18.6       84   $15.8    $6.0   $9.8
Homes
 (3)       517   159.5   125.3   34.2      514   145.7   115.4   30.3
       -------- ------- ------- ------ -------- ------- ------- ------
Total      624  $186.9  $134.1  $52.8      598  $161.5  $121.4  $40.1
       ======== ======= ======= ====== ======== ======= ======= ======




                    For the Year Ended December 31,
                            ($ in millions)

                    2005                            2004
       ------------------------------- -------------------------------
        Number          Cost of         Number          Cost of
       of Units          Sales  Gross  of Units          Sales  Gross
        Closed  Revenue   (1)   Profit  Closed  Revenue   (1)   Profit
       -------- ------- ------- ------ -------- ------- ------- ------
Home
 Sites
 (2)       402  $125.1   $32.3  $92.8      414  $109.8   $35.5  $74.3
Homes
 (3)     1,796   537.6   440.3   97.3    1,660   462.0   382.9   79.1
       -------- ------- ------- ------ -------- ------- ------- ------
Total    2,198  $662.7  $472.6 $190.1    2,074  $571.8  $418.4 $153.4
       ======== ======= ======= ====== ======== ======= ======= ======

(1) Cost of sales for home sites in the fourth quarter of 2005 consisted of $7.1 million in direct costs, $0.9 million in selling costs and $0.8 million in indirect costs. Cost of sales for home sites in the fourth quarter of 2004 consisted of $4.5 million in direct costs, $0.7 million in selling costs and $0.8 million in indirect costs. Cost of sales for homes in the fourth quarter of 2005 consisted of $107.1 million in direct costs, $8.0 million in selling costs and $10.2 million in indirect costs. Cost of sales for homes in the fourth quarter of 2004 consisted of $98.5 million in direct costs, $7.6 million in selling costs and $9.3 million in indirect costs. Cost of sales for home sites in 2005 consisted of $25.4 million in direct costs, $3.9 million in selling costs and $3.0 million in indirect costs. Cost of sales for home sites in 2004 consisted of $26.6 million in direct costs, $5.2 million in selling costs and $3.7 million in indirect costs. Cost of sales for homes in 2005 consisted of $375.4 million in direct costs, $27.8 million in selling costs and $37.1 million in indirect costs. Cost of sales for homes in 2004 consisted of $323.4 million in direct costs, $24.7 million in selling costs and $34.8 million in indirect costs.

(2) Percentage of completion accounting is utilized at SummerCamp and WaterSound West Beach. As a consequence, revenue recognition and closings may occur in different periods.

(3) Homes include single-family, multifamily and Private Resident Club
    (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Sales are complete or nearly complete at both of these communities.




                                Table 6
                        St. Joe Towns & Resorts
                      Units Placed Under Contract
                         For the Three Months
                          Ended December 31,

                                  2005      2004    Percentage Change
                                 ------    ------   -----------------
Home Sites                          96        82          17.1 %
Homes (1)                          286       363         (21.2)
                                 ------    ------   -----------------
Total (2)                          382       445         (14.2) %
                                 ======    ======   =================




                    For the Year Ended December 31,

                                  2005      2004    Percentage Change
                                 ------    ------   -----------------
Home Sites                         401       338          18.6 %
Homes (1)                        1,653     1,883         (12.2)
                                 ------    ------   -----------------
Total (2)                        2,054     2,221          (7.5) %
                                 ======    ======   =================

(1) Homes include single-family homes, multifamily and PRC units. Some home sites are offered for sale with a home to be constructed by JOE.

(2) Paseos and Rivercrest, two joint ventures, are not included.
    Paseos and Rivercrest had 295 units placed under contract during 2005, compared to 911 units during 2004. Sales are complete or nearly complete at both communities.


    Table 7 summarizes backlog at December 31, 2005 and 2004.



                                Table 7
                        St. Joe Towns & Resorts
                              Backlog (1)
                            ($ in millions)

                               December 31, 2005    December 31, 2004
                               -----------------    -----------------
                                Units   Revenues     Units   Revenues
                               -------  --------    -------  --------
Home Sites                         12      $2.2         18      $1.6
Homes (2)                         810     278.7        953     337.6
                               -------  --------    -------  --------
Total                             822    $280.9        971    $339.2
                               =======  ========    =======  ========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $108.3 million for 414 units at the end of the fourth quarter of 2005, compared to $183.0 million for 727 units at the end of the fourth quarter of 2004.

(2) For multifamily and PRC units which are recognized on a percentage of completion method, revenues in this table reflect 100% of the revenue to be generated from each unit and will differ from revenues recorded in the financial statements. As of December 31, 2005, 151 units are in the homes backlog with related revenues of $64.8 million (as of that date, $41.3 million had been recognized in the financial statements); as of December 31, 2004, 198 units are in the homes backlog with related revenues of $121.8 million (as of that date, $65.6 million had been recognized in the financial statements).


    Northwest Florida

    WaterColor

    During the fourth quarter, a contract for one home site in WaterColor was closed at a price of $571,400. Contracts for five homes were closed in the fourth quarter at an average price of $966,000. No contracts were accepted during the fourth quarter.
    Most of the units remaining to be sold at WaterColor are in the town's fourth phase located on the east side of County Road 395 near the WaterColor Crossings shopping center. Additional product lines featuring smaller home sites are being readied for market in WaterColor's phase four.

    WaterSound Beach

    Contracts for nine multifamily units in the first two buildings at Compass Point in WaterSound Beach were closed in the fourth quarter at an average price of $1.5 million.
    Two additional buildings with 44 units at Compass Point are scheduled to be released for sale later in 2006. Subject to meeting pre-sale requirements, construction of 23 of those units is expected to begin in the second quarter, while construction of the last 21 units is expected to start in late 2006.
    In the fourth quarter, contracts for six home sites were accepted and closed at an average price of $1.8 million.

    WaterSound West Beach

    During the fourth quarter, contracts were accepted for three home sites at an average price of $736,400 and four were closed at an average price of $737,900.
    WaterSound West Beach is a high-end resort community with 199 single-family home sites on the beach side of County Road 30A adjacent to Deer Lake State Park.

    WaterSound

    WaterSound, located on approximately 1,402 acres and currently planned for a 1,330-unit mixed-use development, is a resort community approximately three miles from WaterSound Beach north of U.S. 98 in Walton County. WaterSound land-use entitlements include 457,380 square feet of commercial space.
    This resort town is being planned for the pre-retirement and second-home markets with six and nine-hole golf courses along with pools, beach access and other amenities. Sales at WaterSound are expected to begin in mid-2006 with initial home-site pricing expected to start in the high $200,000s.
    During the fourth quarter, a U.S. District Court issued a preliminary injunction suspending use of a regional general permit issued by the U.S. Army Corps of Engineers. The permit covers an area of Walton and Bay Counties consisting of approximately 48,000 acres, which includes a portion of the wetlands in WaterSound. The court's decision did not affect other areas of the project, nor permits issued by the State of Florida or Walton County. The court specifically ruled that the traditional individual permitting process, typically used on projects like WaterSound, remains available to JOE for any further permitting required for the additional phases of WaterSound. The court ruling requires mediation between the parties and set a mid-February 2006 date for a hearing on the merits.
    Meanwhile, infrastructure construction continued on 204 of the 208 home sites originally permitted in WaterSound's first phase.

    Bay County Primary Communities

    Development of community infrastructure began in the fourth quarter at Hawks Landing in Bay County, Florida. The community consists of 167 home sites being developed for sale to local and national homebuilders. Eighty-four of the home sites are being offered to homebuilders based in Northwest Florida. JOE has agreed to sell the remaining 83 home sites to national homebuilder, D. R. Horton.
    Hawks Landing is an 88-acre primary home community in the city of Lynn Haven, a rapidly growing area of the region. Prices for home sites are initially expected to range from $50,000 to more than $65,000.
    On October 20th, JOE announced an agreement with David Weekley Homes, LLP, the nation's second largest private homebuilder, to sell 55 developed home sites at an initial price of $75,000 per site at Palmetto Trace in Panama City Beach for the construction of single-family homes. During the fourth quarter, the first 15 home sites were sold under this contract.
    Located in Panama City Beach off U.S. 98, Palmetto Trace is entitled for 481 homes. JOE has contracted or sold 417 homes and home sites as of December 31, 2005. David Weekley Homes will market and build the last phase of Palmetto Trace with a variety of floor plans and options.

    WindMark Beach

    Construction continued in the fourth quarter on the next phase of WindMark Beach, currently planned for 1,552 units along more than 15,000 feet of beachfront near the town of Port St. Joe. The realignment of a 3.5-mile segment of U.S. 98 within WindMark Beach is scheduled for completion in the summer of 2006. Construction also continued during the fourth quarter on a show home to be featured this summer in Southern Accents magazine.
    WindMark Beach is planned as a top-of-market beachfront resort destination with 1,662 units on 2,020 acres in Gulf County. Sales in the next phase are expected to begin later in 2006.

    Port St. Joe

    During the fourth quarter, the city commission of Port St. Joe adopted a zoning ordinance allowing for a mix of residential and commercial uses on 166 acres formerly occupied by the Port St. Joe paper mill. Last week, JOE acquired from Smurfit-Stone Container Corporation the remaining 50 percent of the joint venture which owns 126 acres of this project. The demolition and clean-up of the paper mill and site was completed last year.
    The project is currently being planned for approximately 600 residential units, mostly multifamily units on or near the bay front. The plan also includes commercial space being designed as a civic gathering place and entertainment district for Port St. Joe. The plan provides for a public waterfront on St. Josephs Bay and an office space designated to house the growing need for professional services. Plans also call for a 150-room hotel and 500 wet and dry boat slips as well as a new town hall with city government offices.
    "For the better part of 50 years, this town was the heart and soul of The St. Joe Company," said Rummell. "We are very proud to have the opportunity to work with Port St. Joe's community leaders toward revitalizing this town. Our goal with the mill site has always been to capture Port St. Joe's distinctive character and add exciting new elements that will make this an even better place to call home."

    SummerCamp

    During the fourth quarter, contracts were accepted and closed for 16 home sites at an average price of $260,900 and a contract was accepted for one home at a price of $902,400. Infrastructure construction began in the fourth quarter.
    SummerCamp, located on St. James Island, is a 499-unit development on 762 acres located east of the fishing village of Carrabelle on the Gulf of Mexico approximately 45 miles from the commercial airport in Tallahassee.

    SouthWood

    Contracts were accepted at SouthWood for 58 single-family homes in the fourth quarter at an average price of $293,500, compared to 62 homes at an average price of $255,700 in 2004's fourth quarter. Contracts were closed for 216 homes in SouthWood in 2005, compared to contracts for 174 homes during the previous year.
    SouthWood, located on 3,370 acres in Tallahassee, is designed for primary homes, as well as various office, retail and industrial uses.

    Northeast Florida

    RiverTown

    Early in the fourth quarter, the St. Johns County Commission approved a significant zoning change for RiverTown, representing another key step in the entitlements process. Environmental permitting and pre-development planning continue.
    RiverTown will be a planned community designed to be a new model in large scale development, adding value and diversity to JOE's residential portfolio. RiverTown, with parks and public meeting places, is being planned for 4,500 housing units and 500,000 square feet of commercial space on 4,170 acres.
    Each of the seven RiverTown residential districts are being planned to feel like unique and distinctly different neighborhoods. All of the neighborhoods, community and retail areas will be interwoven via a series of bike paths and walkways, with all roads leading to the community's centerpiece, the St. John's River.
    RiverTown will offer homebuyers a wide variety of price points and lifestyles, appealing to several different target markets, including primary home owners, second home buyers and splitters. After six years of pre-development work, sales at RiverTown are scheduled to start in late 2006 with the first closings expected in 2006.

    Central Florida

    Victoria Park

    At Victoria Park, JOE accepted contracts for 40 homes in the fourth quarter at an average price of $351,200, compared to 75 homes at an average price of $270,200 in the fourth quarter a year ago. During 2005, contracts were closed on 299 homes, compared to 179 the previous year.
    The development pace at Victoria Park has been accelerated to meet new demand at higher price points. This shift is a reflection of the market response to the Victoria Park Golf Club and other amenities.
    Located between Orlando and Daytona Beach, Victoria Park sits on 1,859 acres in the historic college town of DeLand. This mixed-use community is planned for approximately 4,200 residences built among parks, lakes and conservation areas.

    Artisan Park, Celebration

    JOE accepted contracts for 24 single-family homes at an average price of $678,500 during the fourth quarter, compared to one single-family home at a price of $609,500 for the fourth quarter of 2004.
    Contracts on 54 condominiums were closed at Artisan Park at an average price of $294,700 during the fourth quarter. JOE also accepted contracts for 12 condominiums at an average price of $510,900, compared to 28 condominiums at an average price of $399,700 in the same quarter last year.
    In January 2006, JOE released most of the remaining single-family homes in Artisan Park, including cottages, town homes and bungalows ranging in price from the $400,000s to over $800,000. All remaining sales and closings are expected to occur by the end of 2006.
    Artisan Park, the last phase of Celebration, is master-planned to include 267 single-family homes, 47 town homes, and 302 condominium homes as well as parks, trails, an outdoor performance area and a community clubhouse with a fitness center, pool, and educational and recreational programming.
    JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.

    Southwest Florida

    Perico Island

    With the receipt of the final environmental permit, pre-development work continued during the fourth quarter on Perico Island in Manatee County with construction expected to begin later in 2006. Entitled for 686 condominium residences, Perico Island is being designed to become a condominium community with panoramic vistas of Tampa Bay, Anna Maria Sound, Perico Bayou and the Gulf of Mexico. The community is planned to feature a private clubhouse including a fitness center, bar and grill, screening room, swimming pool and tennis courts.
    JOE controls the 352-acre site under an option agreement and has purchased seven adjacent acres, including a marina, which will allow a significant upgrade of the existing street frontage, create an aesthetically pleasing community entrance and provide future residents with marina access and other amenities.
    Sales are scheduled to start later in 2006. Pricing is expected to range from the mid-$500,000s to more than $1.25 million.

    North and South Carolina

    Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., accepted contracts for 130 homes during the fourth quarter, compared to 129 contracts in the fourth quarter of 2004. "We have seen a broad strengthening across our Carolina markets," said Twomey. "The improving markets enabled Saussy to increase contract volume and margins while eliminating significant incentives used in prior periods."
    Tables 8 and 9 summarize the sales activity at various residential communities for the fourth quarter and full year of 2005 compared to the same periods in 2004.


                                Table 8
                        St. Joe Towns & Resorts
                            Sales Activity
                For the Three Months Ended December 31,
                           ($ in thousands)

                                             2005
                          --------------------------------------------
                            Units       Avg.      Contracts     Avg.
                            Closed     Price    Accepted (1)   Price
                          ---------- --------- ------------- ---------
WaterColor
  Home Sites                    1      $571.4           0    $    N/A
  Single/Multifamily
   Homes                        5       966.0           0         N/A
  PRC Shares                    0         N/A           0         N/A
WaterSound Beach
  Home Sites                    6     1,778.9           6     1,778.9
  Single-Family Homes           0         N/A           0         N/A
  Multifamily Homes             9     1,547.2           0         N/A
WaterSound West Beach
  Home Sites                    4       737.9           3       736.4
  Single-Family Homes           0         N/A           0         N/A
Palmetto Trace
  Home Sites                   15        75.0          15        75.0
  Single-Family Homes          41       257.8           9       277.2
The Hammocks
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes          19       164.5           6       245.8
WindMark Beach
  Home Sites                    0         N/A           0         N/A
Bridgeport
  Home Sites                    0         N/A           0         N/A
SouthWood
  Home Sites                   19       113.9          26       110.8
  Single-Family Homes          43       282.3          58       293.5
SummerCamp
  Home Sites                   16       260.9          16       260.9
  Single-Family Homes           0         N/A           1       902.4
St. Johns G & CC
  Home Sites                   11        72.1           0         N/A
  Single-Family Homes          18       446.7           6       587.9
Hampton Park/James
 Island
  Single-Family Homes           0         N/A           0         N/A
Victoria Park
  Home Sites                   28       144.2          23       137.9
  Single-Family Homes          80       276.3          40       351.2
Artisan Park (2)
  Home Sites                    7       463.6           7       463.6
  Single-Family Homes          51       595.8          24       678.5
  Multifamily Homes            54       294.7          12       510.9
Paseos (2)
  Single-Family Homes          28       482.4           0         N/A
Rivercrest (2)
  Single-Family Homes         121       179.6           4       207.3
Saussy Burbank
  Single-Family Homes         197       258.4         130       272.5
                          ----------           -------------
Total                         773                     386
                          ==========           =============


                                             2004
                          --------------------------------------------
                            Units       Avg.      Contracts     Avg.
                            Closed     Price    Accepted (1)   Price
                          ---------- --------- ------------- ---------
WaterColor
  Home Sites                   13      $724.9          13     $ 724.9
  Single/Multifamily
   Homes                        3       979.4   0         N/A
  PRC Shares                   87       208.6           4       255.0
WaterSound Beach
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes           1     5,100.0           0         N/A
  Multifamily Homes             1     2,500.0           1     2,500.0
WaterSound West Beach
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes           0         N/A           0         N/A
Palmetto Trace
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes          33       147.0          23       243.4
The Hammocks
  Home Sites                    4        39.0           4        39.0
  Single-Family Homes          29       153.2          11       138.7
WindMark Beach
  Home Sites                    0         N/A           0         N/A
Bridgeport
  Home Sites                    0         N/A           0         N/A
SouthWood
  Home Sites                   25        95.8          11       100.0
  Single-Family Homes          52       252.7          62       255.7
SummerCamp
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes           0         N/A           0         N/A
St. Johns G & CC
  Home Sites                   12        61.2          20        61.0
  Single-Family Homes          28       362.9          28       424.7
Hampton Park/ James
 Island
  Single-Family Homes          14       398.6           1       347.0
Victoria Park
  Home Sites                   26        76.8          30        85.2
  Single-Family Homes          54       226.4          75       270.2
Artisan Park (2)
  Home Sites                    4       313.8           4       313.8
  Single-Family Homes          39       388.4           1       609.5
  Multifamily Homes             0         N/A          28       399.7
Paseos (2)
  Single-Family Homes          50       409.4           7       664.3
Rivercrest (2)
  Single-Family Homes         110       160.5         183       183.0
Saussy Burbank
  Single-Family Homes         173       235.7         129       237.2
                          ----------           -------------
Total                         758                     635
                          ==========           =============




                                Table 9
                        St. Joe Towns & Resorts
                            Sales Activity
                    For the Year Ended December 31,
                           ($ in thousands)

                                             2005
                          --------------------------------------------
                            Units       Avg.      Contracts     Avg.
                            Closed     Price    Accepted (1)   Price
                          ---------- --------- ------------- ---------
WaterColor
  Home Sites                   50      $660.6          50     $ 660.6
  Single/Multifamily
   Homes                        8       885.5           0         N/A
  PRC Shares                    1       285.0           1       285.0
WaterSound Beach
  Home Sites                   46     1,128.4          46     1,128.4
  Single-Family Homes           0         N/A           0         N/A
  Multifamily Homes            48     1,501.1          (1)   (1,250.0)
WaterSound West Beach
  Home Sites                   10       719.4          11       722.3
  Single-Family Homes           0         N/A           0         N/A
Palmetto Trace
  Home Sites                   15        75.0          15        75.0
  Single-Family Homes         141       214.5         104       276.5
The Hammocks
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes          79       164.7          71       154.2
WindMark Beach
  Home Sites                    0         N/A           0         N/A
Bridgeport
  Home Sites                   31        23.7          36        23.7
SouthWood
  Home Sites                   63       124.8          67       125.2
  Single-Family Homes         216       254.1         209       290.8
SummerCamp
  Home Sites                   64       350.2          64       350.2
  Single-Family Homes           0         N/A           1       902.4
St. Johns G & CC
  Home Sites                   43        68.4          35        70.2
  Single-Family Homes         111       412.3          47       488.6
Hampton Park/ James
 Island
  Single-Family Homes          13       419.8           4       502.5
Victoria Park
  Home Sites                   64       130.9          61       135.3
  Single-Family Homes         299       267.4         261       303.9
Artisan Park (2)
  Home Sites                   16       425.6          16       425.6
  Single-Family Homes          95       529.3          85       654.7
  Multifamily Homes            86       294.2          88       472.7
Paseos (2)
  Single-Family Homes         117       450.8           1       773.0
Rivercrest (2)
  Single-Family Homes         491       168.5         294       203.8
Saussy Burbank
  Single-Family Homes         699       254.9         783       257.9
                          ----------           -------------
Total                       2,806                   2,349
                          ==========           =============


                                             2004
                          --------------------------------------------
                            Units       Avg.      Contracts     Avg.
                            Closed     Price    Accepted (1)   Price
                          ---------- --------- ------------- ---------
WaterColor
  Home Sites                  148      $488.4          96     $ 616.3
  Single/Multifamily
   Homes                       11       896.8          12       942.6
  PRC Shares                   87         N/A          64       215.5
WaterSound Beach
  Home Sites                   29       523.2          17       626.4
  Single-Family Homes           1     5,100.0           2     3,197.0
  Multifamily Homes            51     1,172.8          50     1,466.2
WaterSound West Beach
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes           0         N/A           0         N/A
Palmetto Trace
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes          92       149.5         106       167.5
The Hammocks
  Home Sites                   70        37.8          70        37.8
  Single-Family Homes          77       149.9          81       161.4
WindMark Beach
  Home Sites                    4     1,006.3           4     1,006.3
Bridgeport
  Home Sites                    0         N/A           0         N/A
SouthWood
  Home Sites                   58        97.7          60        97.6
  Single-Family Homes         174       235.6         210       250.0
SummerCamp
  Home Sites                    0         N/A           0         N/A
  Single-Family Homes           0         N/A           0         N/A
St. Johns G & CC
  Home Sites                   35        83.6          20        61.0
  Single-Family Homes         104       350.3         125       386.5
Hampton Park/ James
 Island
  Single-Family Homes          72       360.6          30       377.4
Victoria Park
  Home Sites                   53        76.9          54        79.3
  Single-Family Homes         179       221.9         270       245.4
Artisan Park (2)
  Home Sites                   17       211.5          17       211.5
  Single-Family Homes          64       404.8          86       452.1
  Multifamily Homes             0         N/A         149       325.3
Paseos (2)
  Single-Family Homes         124       396.2         182       482.9
Rivercrest (2)
  Single-Family Homes         298       152.2         729       171.2
Saussy Burbank
  Single-Family Homes         748       221.3         698       229.4
                          ----------           -------------
Total                       2,496                   3,132
                          ==========           =============

(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed.
    Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.

(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns &
    Resorts.



COMMERCIAL REAL ESTATE
----------------------

    The commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit. Through September 7, 2005, this segment also included Advantis Real Estate Services Company (Advantis), which was sold to its management team on that date. Results from Advantis are included in discontinued operations in the financial statements for all periods.
    Pretax income from continuing operations for the commercial segment was $4.9 million for the fourth quarter of 2005, compared with $17.0 million in the same quarter of 2004, excluding income from unconsolidated affiliates. The 2004 results include the sale of 93 acres in Pier Park for $26.5 million, or $286,000 per acre, with a gain of $11.1 million. For the year 2005, pretax income from continuing operations was $22.7 million compared to $21.7 million in 2004.
    Pretax income from discontinued operations for the fourth quarter of 2005 was $5.8 million, compared with $1.2 million in the fourth quarter of 2004. Fourth quarter discontinued operations include the results of operations and pretax gain of $5.2 million from the sale of one office building. See Table of quarterly discontinued operations below. For the year 2005, pretax income from discontinued operations was $20.3 million compared to $9.9 million in 2004. Included in discontinued operations in 2005 were the results of operations and the sale of Advantis and the operations and sales of four office buildings from the Investment Property Portfolio.

    St. Joe Commercial

    "Our commercial division again turned in a solid quarter driven by the gain on the sale of an office building in Tampa, along with retail and commerce park land sales in Bay and Gulf Counties," said Twomey. During the fourth quarter of 2005, JOE sold six Northwest Florida commercial land parcels for a total of $4.0 million. Commercial land sales averaged $186,000 per acre in 2005's fourth quarter, compared to $233,000 per acre in the fourth quarter a year ago.
    "Our earlier guidance for 2005's fourth quarter mentioned a number of sizable commercial transactions that were scheduled to close during the quarter," said Twomey. "Two of the scheduled commercial land transactions that didn't close are in process. One is now in contract discussions and the other is now under contract with a non-refundable deposit. These two potential transactions highlight both the 'lumpy' nature of our earnings and that sales which don't occur today are still available to close tomorrow. We are pleased with the value we expect to realize from both land parcels."
    Table 11 summarizes JOE's commercial land sales in Northwest Florida for the fourth quarters and full years of 2005 and 2004.


                               Table 11
            St. Joe Commercial Northwest Florida Land Sales

                      Quarter Ended December 31,

           Number of             Gross Sales Price  Average Price/Acre
             Sales   Acres Sold   (in thousands)      (in thousands)
            -------  ----------   ---------------    -----------------
2005            6          21           $3,961                $186
2004(1)        15         145           33,736                 233




                        Year Ended December 31,

           Number of             Gross Sales Price  Average Price/Acre
             Sales   Acres Sold   (in thousands)      (in thousands)
            -------  ----------   ---------------    -----------------
2005           36         220          $30,885                $140
2004(1)        41         384           43,591                 114

(1) Includes the sale of 93 acres in Pier Park to the Simon Property Group for $26.5 million, or $286,000 per acre, in the fourth quarter of 2004.


    Northwest Florida

    Retail

    During the fourth quarter, JOE sold two out-parcels in Bay County at pricing of $958,000 and $873,000 per acre. The pricing for retail out parcels has doubled in Bay County since JOE began its retail development and land sales program in 2002.
    "Interest from large national retailers in Panama City Beach, and Northwest Florida remained strong in the fourth quarter," said Twomey. "We look forward to bringing new retail operators into the Northwest Florida market in 2006."

    Multifamily

    For the year, JOE closed on five parcels intended for multifamily development totaling 83 acres at an average price of $156,000 per acre. These land parcels, with residential entitlements totaling 910 units, were sold to national and regional multifamily developers including Trammell Crow Residential, Broad Street Partners and EPOCH Properties.
    "Multifamily housing, which includes apartments, condominiums and town homes, is critically important to the Northwest Florida economy as new workers arrive in the marketplace," said Twomey. "These transactions represent important new housing choices for residents in Bay and Leon Counties."
    "The increasing Northwest Florida demand from national and regional multifamily developers reflects the greater awareness of the region as a viable residential market for a broad range of product types," said Twomey.

    Commerce and Business Parks

    At Beach Commerce Park, pricing continued to increase in the fourth quarter for office and light industrial land with a transaction closing at $200,000 per acre, compared with average pricing of $72,000 per acre in the same quarter a year ago.
    "Strong demand and pricing continued during 2005 at JOE's commerce parks," said Twomey. "These parks provide local and regional businesses with the opportunity to put new operations into service quickly, and as a result, new jobs are being created in the region."
    For the year, commercial land sales within JOE's commerce and business parks totaled $8.4 million, compared to $5.4 million last year. JOE has eight parks operating or under development in five Northwest Florida counties.


Investment Property Portfolio
-----------------------------

    In the fourth quarter, JOE closed on the sale of a 153,000 square-foot office building in Tampa, Florida that was held in its Investment Property Portfolio. JOE sold the property for $21.9 million for a pretax gain of $5.2 million, which is included in discontinued operations. JOE also acquired a 225,000 square-foot office building located in Norfolk, Virginia, during the fourth quarter. The property, acquired for $50.5 million, was 96 percent leased as of year end.
    As of December 31, 2005, JOE's portfolio of commercial office buildings (acquired through its redeployment program of tax deferred sales proceeds from the sale of land and buildings from the investment portfolio) totaled approximately 2.6 million square feet and represented an aggregate initial investment of $373 million.
    Table 12 summarizes JOE's investment property portfolio of office buildings as of December 31, 2005.


                               Table 12
               Investment Portfolio of Office Buildings
                           December 31, 2005

                                 Number of   Net Rentable    Leased
    Location                     Properties  Square Feet   Percentage
    --------                     ----------  -----------   ----------
Florida
   Jacksonville                         1       136,000          69 %
   Northwest Florida                    3       156,000          96
   Orlando                              2       317,000          94
   Tampa                                2       147,000          91
Atlanta                                 8     1,289,000          79
Charlotte                               1       158,000         100
Virginia                                3       354,000          96
                                 ----------  -----------   ----------
Total                                  20     2,557,000          85 %
                                 ==========  ===========   ==========



ST. JOE LAND COMPANY
--------------------

    St. Joe Land Company had pretax income from continuing operations of $24.2 million in the fourth quarter of 2005, compared with $16.3 million in the fourth quarter of 2004. JOE's land sales division had pretax income from continuing operations of $68.9 million for the full year 2005, compared with $56.7 million in 2004.

    Rural Land Sales

    In the fourth quarter of 2005, JOE sold 9,110 acres of rural land at an average price of $2,712 per acre, compared to 3,369 acres for an average price of $5,105 per acre in the same quarter a year ago. This variance in price-per-acre is due primarily to the sale of one large parcel in the fourth quarter of 2004 consisting of approximately 349 acres at a purchase price of $8.7 million, or $25,000 per acre. The mix of land sold each quarter varies by location and quality.
    For the year ended 2005, JOE sold 28,958 acres of rural land at an average price of $2,378 per acre, compared with 20,175 acres of rural land at an average price of $3,372 per acre in 2004.
    "The rural land buyer profile continues to shift away from neighbors in Northwest Florida to those living outside the region," said Twomey. "Only 28 percent of our rural land customers in 2003, including those purchasing RiverCamps home sites, lived more than 120 miles from the land they purchased. By 2005 buyers from outside the region had increased to 63 percent. We continue to see South Florida grow as a primary source market for rural land customers."
    In the fourth quarter, JOE sold 446 acres in southwest Georgia that had some timber ready for harvest, but little topographic interest. The land, owned by the company for decades, sold for $1.2 million, or $2,800 per acre. At the end of the year, JOE owned an additional 1,102 acres of legacy land in Georgia. Earlier in 2005, JOE paid $1,225 per acre for approximately 47,000 acres in southwest Georgia with a good stand of timber, more interesting topography and significant river frontage. "We are pleased with the price we received for our Georgia land sale and the price we paid for similar land early last year," said Twomey.

    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private preserves. RiverCamps' low-density home sites, typically averaging one acre, are surrounded by a large common area preserved for conservation.

    RiverCamps on Crooked Creek

    In the fourth quarter, contracts were closed for six home sites at RiverCamps on Crooked Creek at an average price of $283,000. Additionally, two contracts were accepted in late December and one closed in January 2006.
    Construction continued in the fourth quarter on the RiverHouse amenity complex, the boat launch and dock facility. Construction is completed on almost six miles of nature trails and elevated walkways and bridges traversing marsh grass, deepwater creeks, and the coastal berm fronting RiverCamps across West Bay. Infrastructure for 190 home sites and a RiverCamps prototype cabin are already completed and construction of the infrastructure for another 43 home sites is slated for completion in April of 2006.
    RiverCamps on Crooked Creek, located in western Bay County, is currently planned for up to 408 home sites on 1,491 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    WhiteFence Farms

    JOE's WhiteFence Farms will be single-family farmsteads of 3 to 15 acres located in communities of 350 to approximately 1,000 acres. JOE plans to develop WhiteFence Farms in multiple locations over the next several years. Though the communities will be located in rural settings, sites will be proximate to suburban services. WhiteFence Farms are being designed for those who want to live close to the land
- but not have to make a living from it.
    The deed-restricted farmsteads are being planned for a large home site plus other optional buildings, such as barns, guesthouses and stables. Some may have ponds or other water features. Owners will have room to pursue a number of rural interests, including gardening, hobby farming and horseback riding with common farm fields interconnected with trails.

    WhiteFence Farms - Red Hills

    Planning and design continued during the fourth quarter on WhiteFence Farms - Red Hills with 51 farmsteads on 373 acres near Tallahassee. Initial pricing is expected to range from $250,000 to $750,000 for farmstead sites ranging in size from three to 6.5 acres. Sales are expected to begin in the third quarter of 2006 with closings expected in the fourth quarter of 2006.
    During the fourth quarter, construction continued on a 2006 Idea House and Farmstead to be featured in the August 2006 issues of Southern Living and The Progressive Farmer magazines.

    Florida Ranches

    Land preparation work continued on the initial Florida Ranch properties in several locations in Northwest Florida. Florida Ranches are expected to consist of 50 to 150-acre sites located within 1,000 to 3,000-acre communities.
    Initial pricing for Florida Ranch parcels is anticipated to range from $4,500 to $7,500 per acre. Sales of Florida Ranches are expected to begin later in 2006 with closings expected in the first quarter of 2007.


                            FINANCIAL DATA
               ($ in millions except per share amounts)

                         Summary Balance Sheet

                                   December 31, 2005 December 31, 2004
                                   ----------------- -----------------
Assets
Investment in real estate                  $1,036.2            $942.6
Cash and cash equivalents                     202.6              94.8
Accounts receivable                            58.9              89.8
Prepaid pension asset                          95.0              94.1
Property, plant and equipment, net             40.2              33.6
Other assets                                  159.0             148.7
                                   ----------------- -----------------
Total assets                               $1,591.9          $1,403.6
                                   ================= =================

Liabilities and Stockholders' Equity
Debt                                         $554.4            $421.1
Accounts payable, accrued
 liabilities                                  214.4             212.3
Deferred income taxes                         315.9             264.4
                                   ----------------- -----------------
Total liabilities                           1,084.7             897.8
Minority interest                              18.2              10.4
Total stockholders' equity                    489.0             495.4
                                   ----------------- -----------------
Total liabilities and stockholders'
 equity                                    $1,591.9          $1,403.6
                                   ================= =================




                             Debt Schedule

                                   December 31, 2005 December 31, 2004
                                   ----------------- -----------------
  Senior notes                               $407.0            $275.0
  Acquisition and other debt                   14.7              14.9
  Other collateralized/specific
   asset related debt                         132.7             131.2
                                   ----------------- -----------------
   Total debt                                $554.4            $421.1
                                   ================= =================




                  Consolidated Quarterly Comparisons

                   Quarter Ended December 31, Year Ended December 31,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Revenues:
 Real estate sales      $231.4       $231.0       $824.8       $734.3
 Rental revenue           10.3          8.3         40.7         30.8
 Timber sales              6.1          8.1         28.0         35.2
 Other revenues            9.8         10.1         44.7         43.3
                   ------------ ------------ ------------ ------------
   Total revenues        257.6        257.5        938.2        843.6
                   ------------ ------------ ------------ ------------
Expenses:
 Cost of real
  estate sales           145.9        151.7        526.1        485.4
 Cost of rental
  revenue                  4.2          3.5         15.9         12.8
 Cost of timber
  sales                    4.9          4.9         20.0         21.8
 Cost of other
  revenues                 9.9          9.8         39.7         37.6
 Other operating
  expenses                17.4         20.0         69.6         69.0
 Corporate expense,
  net                     11.7         14.5         48.0         43.8
 Depreciation and
  amortization             9.8          8.5         38.1         31.3
 Impairment loss            --           --           --          2.0
                   ------------ ------------ ------------ ------------
   Total expenses        203.8        212.9        757.4        703.7
                   ------------ ------------ ------------ ------------
   Operating profit       53.8         44.6        180.8        139.9
 Other income
  (expense)               (1.7)        (1.5)        (7.7)        (6.5)
                   ------------ ------------ ------------ ------------
Pretax income from
 continuing
 operations               52.1         43.1        173.1        133.4
Income tax expense       (16.5)       (16.7)       (64.4)       (52.5)
Minority interest
 (expense) income         (4.5)        (1.7)        (7.8)        (2.6)
Equity in income
 (loss) of
 unconsolidated
 affiliates                2.5          2.6         13.0          5.6
Discontinued
 operations                3.6          0.8         12.7          6.2
                   ------------ ------------ ------------ ------------
Net income               $37.2        $28.1       $126.6        $90.1
                   ============ ============ ============ ============
Net income per
 diluted share           $0.49        $0.37        $1.66        $1.17
                   ============ ============ ============ ============

Weighted average
 diluted shares
 outstanding        75,537,965   76,635,119   76,208,936   76,908,300




                     Quarterly Revenues by Segment

                   Quarter Ended December 31, Year Ended December 31,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Towns & Resorts
 Real estate sales      $187.0       $163.8       $663.0       $575.0
 Rental revenue            0.3          0.2          1.6          1.1
 Other revenues            9.1          9.4         43.3         41.5
                   ------------ ------------ ------------ ------------
Total Towns &
 Resorts                 196.4        173.4        707.9        617.6
                   ------------ ------------ ------------ ------------
Commercial real
 estate
 Real estate sales        10.9         46.6         62.7         87.2
 Rental revenue           10.0          8.1         39.2         29.7
 Other revenues            0.6          0.7          1.2          1.9
                   ------------ ------------ ------------ ------------
Total Commercial
 real estate              21.5         55.4        103.1        118.8
                   ------------ ------------ ------------ ------------
Land Sales
 Real estate sales        33.5         20.6         99.0         72.0
 Other revenues            0.1           --          0.2           --
                   ------------ ------------ ------------ ------------
Total Land sales          33.6         20.6         99.2         72.0
                   ------------ ------------ ------------ ------------
Forestry sales             6.1          8.1         28.0         35.2
                   ------------ ------------ ------------ ------------
Total revenues          $257.6       $257.5       $938.2       $843.6
                   ============ ============ ============ ============




                    Quarterly Segment Pretax Income

                      From Continuing Operations

        Dec 31 Sep 30 Jun 30 Mar 31 Dec 31 Sep 30 Jun 30 Mar 31 Dec 31
         2005   2005   2005   2005   2004   2004   2004   2004   2003
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Towns &
Resorts $37.5  $25.6  $50.9  $23.1  $24.7  $31.8  $34.4   $9.1  $13.2
Commer-
 cial
 real
 estate   4.9   14.2    2.5    1.2   17.0    2.8    1.0    0.7    0.5
Land
 sales   24.2   16.6   16.0   12.0   16.3   11.5   10.3   18.6   32.7
Forestry  0.5    0.6    1.6    2.0    2.1    1.9    2.4    2.7    2.3
Corporate
 and
 other  (15.0) (16.1) (15.4) (13.8) (17.0) (13.6) (11.9) (11.5) (11.6)
        ------ ------ ------ ------ ------ ------ ------ ------ ------
Pretax
 income
 from
 continuing
 oper-
 ations $52.1  $40.9  $55.6  $24.5  $43.1  $34.4  $36.2  $19.6  $37.1
        ====== ====== ====== ====== ====== ====== ====== ====== ======




                        Other Income (Expense)

                   Quarter Ended December 31, Year Ended December 31,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Dividend and
 interest income          $2.2         $0.4         $3.5         $0.9
Interest expense          (4.9)        (2.9)       (15.2)       (10.2)
Other                      1.0          1.0          4.0          2.8
                   ------------ ------------ ------------ ------------
Total                    $(1.7)       $(1.5)       $(7.7)       $(6.5)
                   ============ ============ ============ ============




             Equity in Income of Unconsolidated Affiliates

                   Quarter Ended December 31, Year Ended December 31,
                   ------------------------- -------------------------
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Towns & Resorts           $2.5         $2.8        $10.6         $5.8
Commercial real
 estate                     --         (0.2)         2.4         (0.2)
                   ------------ ------------ ------------ ------------
Total                     $2.5         $2.6        $13.0         $5.6
                   ============ ============ ============ ============




                   Quarterly Discontinued Operations

                                    Quarter Ended       Year Ended
                                     December 31,       December 31,
                                   ----------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------
Income (loss) from Advantis
 operations, net of tax               $ --     $0.7    $(0.7)    $0.8
Income from office buildings,
 net of tax                            0.1      0.1      0.1      0.8
Other discontinued operations,
 net of tax                             --       --       --     (0.2)
Income (loss) on sale of Advantis,
 net of tax                            0.3       --     (5.9)      --
Gains on sales of office buildings,
 net of tax                            3.2       --     19.2      4.8
                                   -------- -------- -------- --------
Net income from discontinued
 operations                           $3.6     $0.8    $12.7     $6.2
                                   ======== ======== ======== ========


    Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended December 31, 2005, and to discuss earnings guidance for 2006 on Wednesday, February 8, 2006, at 10:30 a.m., Eastern Standard Time.
    To participate in the call, please phone 800-811-0667 (for domestic calls from the United States) or 913-981-4901 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 888-203-1112 (domestic) or 719-457-0820 (international) using access code 7685604. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the Company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.


About JOE
---------

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development and land sales. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.


Forward-Looking Statements
--------------------------

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables and projected timing for the first sales or closings of homes or home sites in a community;

    -- development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units or commercial square footage that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    -- absorption rates and expected gains on land and home site sales;

    --  the pace at which we release new products for sale;

    --  comparisons to historical projects;

    --  the amount of dividends we pay; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2004 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United
        States that serve as feeder markets to our Northwest Florida operations;

    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;

    -- changes in macro-economic perceptions or conditions in the real estate market;

    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;

    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  the pace of commercial development in Northwest Florida;

    --  competition from other real estate developers;

    -- changes in operating costs, including real estate taxes and the cost of construction materials;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    -- changes in interest rates and the performance of the financial markets;

    -- changes in market rental rates for our commercial and resort properties;

    --  changes in the prices or availability of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;

    -- potential liability under environmental laws or other laws or regulations;

    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- fluctuations in the size and number of transactions from period to period;

    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;

    -- the continuing effects of recent hurricane disasters on the regional and national economies and current and future demand for our products in Florida;

    --  the prices and availability of labor and building materials;

    -- changes in insurance rates and deductibles for property in Florida;

    --  changes in gasoline prices; and

    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2006, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "taking flight" design are service marks of The St. Joe Company. "Southern Living" is a registered trademark of Southern Living, Inc. "Southern Accents" is a registered trademark of Southern Accents, Inc. "Progressive Farmer" is a registered trademark of Progressive Farmer, Inc.

    CONTACT: The St. Joe Company, Jacksonville
             JOE Media Contact: Jerry M. Ray , 904-301-4430 jray@joe.com or
             JOE Investor Contact: Brad Slappey, 904-301-4302 bslappey@joe.com